VIZIO Appoints Former Best Buy President and COO, Mike Mohan to Board of Directors

IRVINE, CA — February 27, 2023 — VIZIO (NYSE: VZIO) announced today that R. Michael (Mike) Mohan, former President and COO of Best Buy Co., Inc., has been appointed to the company's board of directors.

Mohan is a seasoned retail leader who will bring great insights and experience to VIZIO. At Best Buy, he was responsible for all aspects of global operations, including sales, merchandising, marketing, supply chain management, services and new business initiatives across more than 1,400 stores and online channels worldwide.

"As an accomplished business leader and experienced board member, we are excited to welcome Mike to VIZIO’s board of directors," said VIZIO's Chairman of the Board, Founder and CEO William Wang. "His deep understanding of the consumer electronics industry will be invaluable as we continue executing on our strategy to provide innovative entertainment technologies at the center of the connected home."

Mohan joined Best Buy in 2004 and served in a variety of leadership roles, including COO of its U.S. business, and Chief Merchandising and Marketing Officer. Through these roles, Mohan demonstrated his extensive retail industry expertise, management experience and digital marketing acumen. He also serves on the Board of Directors of Bloomin' Brands, Inc., Petco, Jackson Family Wine and is a former national trustee for the Boys & Girls Club of America.

“VIZIO is in the midst of tremendous growth with an entrepreneurial culture focused on innovation,” said Mike Mohan. “It’s an honor to join VIZIO’s board of directors and the team of talented business leaders dedicated to revolutionizing the future of entertainment for millions of consumers.”

About VIZIO
Founded and headquartered in Orange County, California, our mission at VIZIO Holding Corp. (NYSE: VZIO) is to deliver immersive entertainment and compelling lifestyle enhancements that make our products the center of the connected home. We are driving the future of televisions through our integrated platform of cutting-edge Smart TVs and powerful operating system. We also offer a portfolio of innovative sound bars that deliver consumers an elevated audio experience. Our platform gives content providers more ways to distribute their content and advertisers more tools to connect with the right audience.

For more information, visit VIZIO.com and follow VIZIO on Facebook, Twitter, and Instagram.
Press Contact for VIZIO:

Melissa Hourigan
Fabric Media
720-608-1919
melissa@fabricmedia.net

Source: VIZIO Holding Corp